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                                                                    Exhibit 23.2

                         Independent Auditors Consent
                         ----------------------------

The Board of Directors
Kulicke and Soffa Industries, Inc.:

We consent to incorporation by reference in this Registration Statement on Form S-3 of Kulicke and Soffa Industries, Inc. of our report dated February 15, 2000, relating to the consolidated balance sheets of Cerprobe Corporation and subsidiaries as of December 31, 1999, and 1998, and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1999, and all related schedules, which report appears in the September 30, 2000, annual report on Form 10-K of Kulicke and Soffa Industries, Inc. We also consent to the reference to our firm under the heading "Experts" in the Registration Statement.

/s/ KPMG LLP

Phoenix, Arizona
September 19, 2001